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                                                                       EX 5.1



                                   June 11, 1996



United Payors & United Providers, Inc.
2275 Research Boulevard, Sixth Floor
Rockville, Maryland 20850

             Re: The offering of up to 2,200,000 Shares of United Payors & United Providers, Inc. Common Stock

Ladies and Gentlemen:

       You have requested our opinion concerning certain matters of Delaware law in connection with the offering (the "Offering") by United Payors & United Providers, Inc., a Delaware corporation (the "Company"), of up to 2,200,000 Shares of its common stock, par value $.01 per share, ("Common Stock"), (2,530,000 Shares in the event that the underwriters' over-allotment option is exercised).

       In connection with your request for our opinion, you have provided us and we have reviewed the Company's certificate of incorporation filed with the Delaware Secretary of State of April 15, 1996 (the "Certificate of Incorporation"); the Company's Bylaws; the Company's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission initially on April 19, 1996, and as amended on June 11, 1996 (the "Registration Statement"); resolutions of the Board of Directors of the Company (the "Board") concerning the organization of the Company, the Offerings and designation of the Pricing Committee, and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also been furnished a certificate of the Delaware Secretary of State certifying the Company's good standing as a Delaware corporation. Capitalized terms used but not defined herein shall have the meaning given them in the Certificate of Incorporation.
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UNITED PAYORS & UNITED PROVIDERS, INC.
June 11, 1996
Page 2


     Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

     1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Delaware.

     2. Upon the due adoption by the Pricing Committee or Board of Directors of a resolution fixing the number of shares of Common Stock to be sold in the Offering which number is in accordance with the terms set forth in the Prospectus, the Common Stock to be issued in the Offering will be duly authorized and, when such shares are sold and paid for in accordance with the terms set forth in the Prospectus and such resolution of the Board of Directors, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable.

     The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

     1. (a) The provision of Subsection C.7 of Article EIGHTH empowering the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

         (b) Article NINTH of the Certificate of Incorporation, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

     We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 and to the use of the name of our firm where it appears in the Registration Statement and in the Prospectus.

                                       Very truly yours,

                                       /s/ Muldoon, Murphy & Faucette

                                       MULDOON, MURPHY & FAUCETTE